EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Northwest Natural Gas Company (Nos. 33-63017 and 333-48919, Post-Effective Amendment No. 1 to Registration Statement No. 2-76276, and Post-Effective Amendment No. 2 to Registration Statement No. 2-77195) and in the Registration Statements on Form S-3 of Northwest Natural Gas Company (Nos. 33-53795 and 333-32989, Amendment No. 1 to Registration Statement No. 333-15323, and Post-Effective Amendment No. 1 to Registration Statement Nos. 33-1304 and 33-20384) of our report dated May 1, 1998 relating to the financial statements of the Northwest Natural Gas Company Retirement K Savings Plan which appear as an attachment to this Form 11-K.

PRICE WATERHOUSE LLP

Portland, Oregon
June 5, 1998